                                                                                                                EXHIBIT 12.a
                                              SALOMON INC AND SUBSIDIARIES
                                    CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (Unaudited)


                                                                   Six
                                                                Months
                                                                 Ended
                                                               June 30,                     Years Ended December 31,
                                                                             ---------------------------------------------------
Dollars in millions                                               1997          1996      1995        1994       1993       1992
--------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
 Income (loss) from continuing operations before
   income taxes and cumulative effect of change
   in accounting principles                              $         629     $   1,610  $    799   $    (849) $   1,511  $   1,103
 Add fixed charges (see below)                                   2,542         4,711     5,786       4,898      4,625      4,347
 Other adjustments                                                   3             1         0           0         22         20
                                                           ------------      --------   -------   --------   --------   --------
Earnings as defined                                      $       3,174     $   6,322  $  6,585   $   4,049  $   6,158  $   5,470
                                                           ============      ========   =======   ========   ========   ========


Fixed Charges from continuing operations:
 Interest expense                                        $       2,527     $   4,679  $  5,754   $   4,873  $   4,581  $   4,299
 Other adjustments                                                  15            32        32          25         44         48
                                                           ------------      --------   -------   --------   --------   --------
Fixed charges from continuing operations as defined      $       2,542     $   4,711  $  5,786   $   4,898  $   4,625  $   4,347
                                                           ============      ========   =======   ========   ========   ========
Ratio of earnings to fixed charges                                1.25          1.34      1.14        0.83*      1.33       1.26
                                                           ============      ========   =======   ========   ========   ========

NOTE:
The ratio of earnings to fixed charges from continuing operations is calculated by dividing fixed charges into the sum of income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $849 million.
